Exhibit 99.1

FIRST AMENDMENT TO CONSULTING AGREEMENT

This First Amendment to Consulting Agreement (the “First Amendment”) is entered into this 21st day of August, 2008 (the “Effective Date”)  by and between Strategic Hotels and Resorts, Inc. and its affiliates, subsidiaries, and related entities (collectively, the “Company”), and Sir David M.C. Michels (the “Consultant”).

WHEREAS, the Company and the Consultant have entered into that certain Consulting Agreement dated August 16, 2007 (the “Consulting Agreement”) for services to be provided to the Company by the Consultant;

WHEREAS, the Company and the Consultant desire to amend the Consulting Agreement as of the Effective Date, as further described below;

NOW THEREFORE, in consideration of the mutual covenants and consideration contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1.	Definitions. Capitalized terms used but not otherwise defined hereby shall have the meaning ascribed to such terms in the Consulting Agreement.

2.	Compensation and Benefits.

Effective as of the Effective Date, Paragraph 3(a) of the Consulting Agreement shall be deleted in its entirety and replaced with the following:

“(a)  Annual Compensation.  Commencing on August 21, 2008, Consultant shall receive annual cash compensation of $100,000, paid monthly, in arrears. Consultant will be responsible for payment of all Consultant’s own taxes.”

Effective as of the Effective Date, the following paragraph shall be added to the end of Paragraph 3(d):

“Commencing on August 21, 2008, Consultant shall receive under the Company’s Amended and Restated 2004 Incentive Plan (the “Plan”) an annual grant (the “Grant”) of restricted stock units (“Stock Units”) in a number equal to $250,000 divided by the closing price for the Company’s common stock on (i) August 21, 2008 for the 2008 Grant and (ii) provided the Consulting Agreement remains in full force and effect, August 21 of each of the following year(s), if a business day, and if not a business day, the first business day following such date (the date of each such Grant(s), the “Grant Date”). Each such Grant shall vest in three equal annual installments commencing on the first anniversary of each Grant Date, provided Consultant is still providing services to the Company, either as a consultant, director or employee.  If the Consulting Agreement is terminated for Cause under Section 4(a) hereof or if Consultant is no longer a consultant, director or employee of the Company, any unvested Stock Units shall automatically revert back to the Company.”

Effective as of the Effective Date, the following paragraph 3(f) shall be added to the Consulting Agreement:

“(f)  Bonus.  For each calendar year during the term of the Consulting Agreement, Consultant shall be entitled to earn an annual bonus of Stock Units (the “Bonus”) under the Plan with a target value of $250,000 (the “Target”), as calculated in sections (i), (ii) and (iii), below.  Such Stock Units shall vest in three equal annual installments, commencing on the first anniversary of the Bonus Date (as hereinafter defined), provided Consultant continues to provide services to the Company, either as a consultant, director or employee.  If the Consulting Agreement is terminated for Cause under Section 4(a) hereof or if Consultant is no longer a consultant, director or employee of the Company, any unvested Stock Units shall automatically revert back to the Company.   The Bonus shall be calculated as follows:

(i)
For calendar year 2008, the dollar value of the Bonus (the “2008 Annual Bonus”) shall be based on the Company’s financial results for 2008 against the Company’s budgeted performance for 2008, with a possible range from 0 – 100% of the Target. The 2008 Annual Bonus earned shall be prorated based on the number of days between August 21, 2008 and December 31, 2008.

(ii)
For subsequent years, the dollar value of the Bonus (the “Annual Bonus”) to be paid shall be based on the Company’s financial results for the applicable year against the Company’s budgeted performance for such year, with a possible range from 0%-100% of the Target.  To the extent Consultant’s engagement with the Company terminates during any such year, Consultant shall be entitled to a prorated Annual Bonus based on the number of days of service within such year.

(iii)
The number of Stock Units granted to Consultant shall be calculated by dividing the dollar value of the 2008 Annual Bonus or Annual Bonus, as the case may be, by the closing price for the Company’s common stock on the date that the Company’s employees shall receive annual cash bonuses, if any (the “Bonus Date”).

3.  Effect of the Amendment.  Except as otherwise amended by this First Amendment, the Consulting Agreement shall remain in full force and effect.

4.  Counterparts.  This First Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this First Amendment as of the date first written above.

Accepted and agreed to this 21st day of August, 2008.

STRATEGIC HOTELS & RESORTS, INC.

By:	/s/ Paula C. Maggio
Paula C. Maggio
Senior Vice President, Secretary & General Counsel

CONSULTANT

By:	/s/ Sir David M.C. Michels
Sir David M.C. Michels